EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 24th day of August 2021, by and between Information Analysis Incorporated, a Virginia corporation (the “Company”), and G. James Benoit, Jr. (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company and accordingly the parties hereto have determined it to be in their mutual best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Term. This Agreement will become effective upon the date hereof and continue in effect until terminated in accordance with the terms and conditions set forth in Section 4 below (the “Term”).

2.    Duties and Extent of Services.

(a)    Duties. Executive shall be employed as Chief Executive Officer of the Company, with (i) such duties and responsibilities as are normally incident to such title; and (ii) such other duties as determined by the Board of Directors of the Company (the “Board”).

(b)    Extent of Services. During the Term, Executive shall devote Executive’s full business time and reasonable best efforts exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of Executive’s duties and responsibilities hereunder.

(c)    Outside Activities. Other than those activities which Executive was engaged in prior to the date of this Agreement and which has been disclosed to the Board, Executive shall not engage in any other business activity during the Term, except as may be expressly approved in advance by the Company in writing; provided, however, that Executive may, without advance consent, (i) participate in charitable activities, (ii) participate in passive personal investment activities, (iii) serve on corporate, civic or charitable boards or committees, and (iv) deliver lectures and fulfill speaking engagements; provided, however, that in each case such activities do not, individually or in the aggregate, interfere with the performance of Executive’s duties under this Agreement, are not in material conflict with the business interests of the Company.

(d)    Location. The position is based at the Company’s primary headquarters and place of business, which is currently Fairfax, Virginia. Executive shall be permitted to work from an office in Annapolis, Maryland and to telecommute from time to time provided working from such office or such telecommuting does not interfere with the performance of Executive’s duties under this Agreement.

3.    Compensation and Benefits. As compensation for all services performed by Executive hereunder during the Term, and subject to performance of Executive’s duties and responsibilities to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a)         Base Salary. During the Term, the Company shall pay Executive a base salary at the rate of $60,000 per year (“Base Salary”) payable in accordance with the Company’s general payroll practices in effect from time to time. During the Term, the Base Salary will be reviewed by the Board from time to time, and may from time to time be increased as determined by the Board in its sole discretion. Effective as of the date of any adjustment to the Base Salary, the Base Salary as so adjusted will be considered the new Base Salary for all purposes of this Agreement. The Base Salary may only be decreased at any time by the Board in connection with, and in proportion to, a general salary reduction applicable to other senior executives of the Company unless otherwise agreed to by Executive.

(b)         Incentive Compensation. In addition to the Base Salary, Executive will be eligible to participate in incentive compensation plans or programs that may be established by the Board from time to time for the Company’s senior executives.

(i)         Performance Bonus. Executive shall be eligible to receive an annual performance bonus (“Bonus”). The Executive will have a target bonus of one hundred percent (100%) of Base Salary based on achievement of objectives established each year. Objectives will be divided into three categories: financial performance, operating performance, and discretionary or individual performance. The objectives and weighting will be determined by the Compensation Committee in consultation with Executive and approved by the Board. The Board will establish performance metrics each year and assess performance against these objectives. Executive’s Bonus payable pursuant to this paragraph shall be contingent upon Executive being employed by the Company prior to the payment of such Bonus, except as otherwise specified in this Agreement. Any Bonus awarded to Executive hereunder with respect to a completed fiscal year to which the Bonus relates will be paid no later than the date that is thirty (30) days following the issuance of the Company’s audited financial statements applicable for such fiscal year or, if a covenant violation exists with the Company’s lenders which would preclude such payment, when such violation is cured. If Executive’s employment hereunder is terminated during a fiscal year by the Company without Cause or by Executive with Good Reason then Executive shall be entitled to the Pro-Rated Bonus (as defined below) in accordance with Section 6(b). For purposes of this Agreement, “Pro-Rated Bonus” shall mean an amount equal to (i) the total Bonus that Executive would have been entitled to receive, if any, in the fiscal year in which Executive's employment hereunder is terminated, multiplied by (ii) the percentage of the fiscal year that has elapsed as of the date of Executive's termination of employment.

(ii)         Equity Compensation. The Company will issue a grant Executive 30, 000 options (the “First Option Grant”) in the Company’s 2016 Stock Incentive Plan and not less than 1,000,000 options (the “Second Option Grant”) in the next stock option plan approved by the Board of Directors of the Company.

(c)         Holidays; Paid Leave. Executive will be entitled to be paid for holidays according to Company policy in effect from time to time. Additionally, Executive will be entitled vacation and sick leave according to Company Policy in effect from time to time. Vacation will be taken at such times and dates as will not interfere with Executive’s duties and responsibilities to the Company.

(d)         Benefit Plans. Executive will be offered the opportunity to participate in such pension, retirement, savings and health and welfare benefit plans, and any other employee benefit plans for which Executive is eligible as may be established from time to time by the Company for other Company employees and executives (collectively, the “Benefit Plans.”) The Company may modify or terminate such benefits from time to time as it deems appropriate. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary, Bonus, incentive compensation (pursuant to Section 3(b)(i)), if any, or equity compensation (pursuant to Section 3(b)(ii)) payable to Executive pursuant to this Agreement.

(e)         Business Expenses. The Company shall pay or reimburse Executive for reasonable, customary and necessary out-of-pocket business expenses incurred or paid by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to such reasonable substantiation, documentation and other policies adopted by the Company from time to time. The Company will permit Executive to furnish an office in Annapolis, MD with the IT, telecommunications, teleconferencing equipment necessary for Executive to discharge his duties.

(f)         Indemnification. In connection with this Agreement, at the request of Executive, the Company shall execute and deliver to the Executive an Indemnification Agreement, in a form mutually satisfactory to the Company and Executive which shall govern the Company’s indemnification obligations related to Executive ’actions in his capacity as an employee, officer and/or director of the Company.

4.    Termination of Employment. Executive’s employment hereunder shall terminate under the following circumstances:

(a)         Termination Upon Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company will have the right to terminate this Agreement if Executive becomes Disabled subject to this provision. For purposes of this Agreement, “Disabled” shall mean physical or mental disability of the Executive resulting in the Executive’s inability to perform substantially all of the essential functions of his job duties and responsibilities with the Company subject to the requirements of applicable disability discrimination laws for (i) a period of four (4) consecutive months, or (ii) for shorter periods aggregating one hundred eighty (180) days during any twelve-month period, as determined by the Board in good faith.

(b)         By the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause. The following shall constitute “Cause” for termination:

(i)    if Executive has committed a felony, or Executive pleads guilty or nolo contendere to, any serious crime or offense (whether or not involving the Company or any of its Affiliates) either (A) causing substantial and material harm to the Company or any of its Affiliates (whether or not for personal gain), or (B) constituting a crime of moral turpitude that is punishable by imprisonment in a state or federal correction facility;

(ii)    one or more acts of fraud or willful dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its Affiliates;

(iii)    conduct by Executive in connection with Executive’s employment duties that is fraudulent or unlawful;

(iv)    failure by Executive to comply with the lawful direction of the Board, to the extent such direction is not inconsistent with the terms of this Agreement, which Executive fails to cure within thirty (30) days after receipt of written notice of such breach (if it is of the type that can be cured); provided that the Company will not be required to deliver Executive more than one such notice and opportunity to cure in any six (6)-month period with respect to the same type of breach;

(v)    any material breach by Executive of Executive’s obligations under this Agreement or any other agreement with the Company or any of its Affiliates, which Executive fails to cure within thirty (30) days after receipt of written notice of such breach (if it is of the type that can be cured); provided that the Company will not be required to deliver Executive more than one such notice and opportunity to cure in any six (6)-month period with respect to the same type of breach).

(c)         By Executive with Good Reason. Executive may terminate his employment hereunder with Good Reason by providing written notice to the Company. For purposes of this Agreement, “Good Reason” means the existence or occurrence of one or more of the following conditions or events:

(i)         the Company’s material breach of this Agreement and the failure to cure within thirty (30) days after receipt of written notice of such breach (if it is of the type that can be cured); provided that the Executive will not be required to deliver to the Company more than one such notice and opportunity to cure in any six (6)-month period with respect to the same type of breach;

(ii)         any material diminution by the Company in Executive’s duties or authority as of the date hereof (in each case, other than in the case of a merger, consolidation, corporation reorganization or other business combination involving the Company, in which Executive generally has the same relative authority with respect to the businesses of the Company following such transaction);

(iii)         material diminution of Executive's then-existing compensation package (i.e., Base Salary, bonus opportunity and all other benefits taken together) unless such decrease is in connection with, and in proportion to, a general reduction applicable to other senior executives of the Company; or

(iv)         a requirement that Executive relocate his principal workplace to a location not within a fifty (50) mile radius of the Company’s office location in Annapolis, Maryland, without Executive’s consent.

A termination of employment will not be considered a termination with Good Reason unless (x) the Executive, within thirty (30) days following the occurrence of the condition giving rise to “Good Reason,” notifies the Company in writing of his intent to terminate with Good Reason; (y) the Company fails to cure such condition within thirty (30) days after being so notified; and (z) the Executive actually terminates no later than thirty (30) days after the end of such thirty (30)-day cure period.

(d)         By Company without Cause. The Company may terminate Executive’s employment hereunder other than for Cause at any time. Where feasible, the Company will endeavor to provide Executive with reasonable notice (e.g., ninety (90) days) if it chooses to terminate the employment relationship without Cause. During any such notice period, Executive shall supply any such transition services as the Board or its authorized agents may direct. Notwithstanding the above, nothing in this Agreement obligates that Company to provide notice or reason for termination to Executive.

(e)    By Executive without Good Reason. Executive may terminate Executive’s employment hereunder at any time. As a professional courtesy, the Company requests that Executive provide it with at least ninety (90) days’ prior written notice of Executive’s intent to terminate Executive’s employment with the Company pursuant to this Section 4(e). During any such notice period, Executive agrees to supply any such transition services as the Board or its authorized agents may reasonably request. The Board or its authorized agents, at their sole discretion, may direct Executive not to report to his office and/or not to perform any services for the Company during such ninety (90) day period.

5.    Effect of Termination.

The provisions of this Section 5 shall apply to any termination of Executive’s employment under this Agreement, whether pursuant to Section 4 or otherwise.

(a)    Obligation of the Company for Death, Disability, Cause or Without Good Reason Termination. Upon Executive’s death, or upon the giving of written notice of termination of Executive’s employment hereunder because Executive is Disabled or for Cause, or by Executive without Good Reason, the Company shall have no further obligation or liability to Executive under this Agreement, other than for: (i) any Base Salary earned but not paid through the date of termination, (ii) any additional payments, awards, or benefits, if any, which Executive is eligible to receive under the terms of any Benefit Plan, (iii) any business expenses incurred by Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following termination, and (iv) subject to the timing rules of Section 3(b)(i) above, the Bonus awarded for the fiscal year preceding that in which termination occurs as well as any other bonus compensation awarded for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”). Final Compensation shall be paid to Executive in a lump sum within the timeframe prescribed by applicable law; provided that business expenses of Executive will be reimbursed within thirty (30) days of the date of submission, provided such business expenses meet the requirements of Section 3(e), and the bonuses described in Section 6(a)(iv) (which remain subject to the timing rules of Section 3(b)(i) above).

(b)    Obligation of the Company for Termination Other Than for Death, Disability, or Cause, or by Executive with Good Reason. In the event of termination by the Company without Cause or by Executive with Good Reason, in addition to any Final Compensation, Executive shall be entitled to receive (i) the Pro-Rated Bonus, (ii) severance payments at the same rate as the Base Salary for a period of twelve (12) months following the date of termination of Executive’s employment (the “Severance Period”), and (iii) Executive’s continued participation in all Benefit Plans during the Severance Period, pursuant to the same terms upon which Executive participated in the Benefit Plans during his employment, subject to the applicable plan documents (the “Severance Benefits”); provided, however, that although Executive is not required to mitigate damages by seeking other employment during the Severance Period, the amount of any payments to be made to Executive during the Severance Period shall be reduced by any compensation or benefits earned by or provided to Executive as the result of any employment or provision of consulting or other services by Executive prior to the expiration of the Severance Period.

(c)         Release. Payments of the Severance Benefits are conditioned upon Executive’s compliance in all material respects with the terms of this Agreement, including, without limitation, continued compliance with the Proprietary Information and Invention Agreement attached hereto as Exhibit B, and Executive’s execution, delivery to the Company and non-revocation of a general release related solely to employment in favor of the Company and its Affiliates in substantially the form attached hereto as Exhibit C (the “Release”); provided, however, that the Company may revise the form of Release to comply with all applicable laws. If Executive fails to comply with this Agreement in any material respects, or fails to execute the Release or revokes the Release during the seven (7)-day period following execution of the Release, then Executive will not be entitled to any Severance Benefits, and will receive only Final Compensation.

(d)         Provision by the Company of Final Compensation, reimbursement of business expenses and Severance Benefits, if any, that are due Executive in each case under the applicable termination provision of Section 6 shall constitute the entire obligation of the Company to Executive under this Agreement.

(e)         This Agreement does not alter any right of Executive to continue coverage under a Company-sponsored group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, after Executive no longer qualifies for Company-funded participation in the Company’s Benefit Plans.

(f)         Provisions of this Agreement shall survive any termination of Executive’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation the obligations of Executive under Sections 7 or 8 hereof and under the Proprietary Information and Invention Agreement attached hereto as Exhibit B, and the obligations of the Company under Section 6 hereof. Executive recognizes that no compensation is earned after termination of employment under this Agreement.

6.    Confidentiality Limitations, Non-competition and Non-Solicitation. Executive shall execute and deliver the Proprietary Information and Invention Agreement which is attached hereto as Exhibit B and expressly incorporated into this Agreement.

(a)         Confidential Information. During the course of the Executive’s employment with the Company and its Affiliates, the Executive has learned and will continue to learn of Confidential Information, and has developed and will continue to develop Confidential Information on behalf of the Company and its Affiliates. The Executive agrees that she will not use or disclose to any Person (except as required by applicable law or for the proper performance of her regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to her employment or any other association with the Company or any of its Affiliates. The Executive agrees that this restriction will continue to apply after her employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts, or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity, and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if she unlawfully accesses trade secrets by unauthorized means.

(b)         Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) her full right, title, and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or any of its Affiliates for time spent in complying with these obligations. All copyrightable works that the Executive creates during her employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(c)         Non-Solicitation of Customers.

(i)         Definitions. For purposes of this Agreement, the following definitions apply:

“Customer” means any Non-Governmental Person that has purchased Products or Services from the Company or any of its Affiliates.

“Government” means any government, including any branch, agency, office or division of the government of the United States of America or of any state (including the District of Columbia), territory, province or other governmental jurisdiction or unit, whether foreign, domestic, or multi-national.

“Non-Governmental” means any Person that is neither the Government nor (A) representing the Government, or (B) acting on the Government’s behalf.

“Products or Services” means those products and related professional services of the nature and type sold and performed by the Company or any of its Affiliates so long as such products or services are substantially similar to those offered, sold and performed by the Company, at any time during the Executive’s employment. Without limiting the foregoing, Products or Services will include any products or services provided by the Company or any of its Affiliates, so long as such products or services are substantially similar to those offered, sold and performed by the Company at any time during the Executive’s employment under any contract with a Customer (including any extensions or re-competes of any such contracts) or to be sold or performed under any proposal with a Prospective Customer which is in the Company’s bidding process at any time during the Executive’s employment.

“Prospective Customer” means (A) during the Executive’s employment, (i) any Person for whom the Company or any of its Affiliates is actively proposing to provide Products or Services to the Executive’s knowledge and (B) with respect to the portion of the Restricted Period that follows termination of the Executive’s employment provided that the Company may, at the time of the Executive’s termination, provide a list of Persons for whom the Company or any of its Affiliates has actively proposed to provide Products or Services to the Executive’s knowledge within the twelve (12) month period immediately preceding such termination, to the extent that such Persons are material to the Business.

“Restricted Commercial Competitor” means any person, firm, corporation or entity that offers Products or Services.

“Restricted Customer” means any organization contracting with the Company or any of its Affiliates while the Executive is employed by the Company.

(ii)    While the Executive is employed by the Company and during the one (1) year period immediately following termination of her employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), the Executive will not, directly or indirectly sell or attempt to sell any Products or Services to any Customer, or solicit, market to, sell to, advise for, consult for, or perform or attempt to perform any services for any Customer with respect to any Products or Services.

(iii)    During the Restricted Period, the Executive will not, directly or indirectly, encourage, induce, or urge any Customer, Prospective Customer or Government, or any Person representing or acting on behalf of any Customer or Government to cease doing business, diminish its business, or terminate or diminish its prospective relationship with the Company or any of its Affiliates.

(iv)    During the Restricted Period, the Executive will not, directly or indirectly, solicit, market to, sell to, advise for, consult for, accept employment with, or sell or attempt to sell any products or services or perform or attempt to perform any services for any Restricted Commercial Competitors.

(d)    Non-Solicitation of Employees and Independent Contractors. During the Restricted Period, the Executive will not, directly or indirectly, (a) hire, engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her, or its relationship with any of them. For the purposes of this Section 6, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time during the six (6) month period immediately preceding the activity restricted by this Section 6. Notwithstanding the foregoing, the Executive’s direct or indirect engagement in any general solicitation (e.g., blanket mailing or published advertisement) that is not directed at any such employees or independent contractors will not, solely by reason thereof, constitute a violation of this Section 6.

7.         Non-Disparagement. Executive shall not engage in any conduct that involves the making or publishing of written or oral statements or remarks including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments, which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company or any of its Affiliates, or any of their officers, directors, employees, consultants and agents. This Section 8 is not applicable to truthful testimony obtained through subpoena or to any truthful information provided pursuant to investigation by any governmental body.

8.         Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

9.         Assignment. The Company may assign this Agreement and all of its rights and obligations hereunder to an Affiliate without prior consent by Executive. The services to be rendered by Executive to the Company under this Agreement are personal in nature and, therefore, Executive may not assign or delegate Executive’s rights, duties or obligations under this Agreement, and any attempt to do so will be null and void.

10.         Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.         Section 409A Compliance. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. §1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. If, nonetheless, this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A, provided, however, that no such amendment or clarification shall reduce the economic benefit that Executive was to derive from this Agreement prior to such amendment or clarification.

12.         Amendment, Waiver. Neither Executive nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by Executive and the Company. Either party’s waiver of the other party’s compliance with any specific provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

13.         Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at Executive’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board (or equivalent), or to such other address as either party may specify by notice to the other actually received.

14.         Entire Agreement. This Agreement, including the recitals and exhibits hereto, constitutes the entire agreement between the parties with respect to Executive’s employment and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment with the Company. Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement, and that Executive voluntarily and knowingly enters into said Agreement. Nothing in this Agreement shall supersede or otherwise negate any post-employment confidentiality, nondisclosure, nonsolicitation, noninterference or noncompetition obligations imposed by any other agreement between Executive and the Company or any of its Affiliates.

15.         Headings, Board Actions. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. All actions to be taken by the Board pursuant to this Agreement shall mean such board excluding, for such purposes, Executive, if applicable.

16.         Counterparts and Electronic Signature. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile, e-mail or other electronic means, any of which will be as fully binding as an original document.

17.         Advice of Counsel and Construction. The parties acknowledge that all parties to this Agreement have been represented by counsel or had the opportunity to be represented by counsel of their choice. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by all parties. Additionally, neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation of this Agreement.

18.         Governing Law and Jurisdiction. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof. The parties hereby consent and submit to the exclusive jurisdiction of all state and federal courts sitting in the Commonwealth of Virginia, the venue of Fairfax County and the venue of the U.S. District Court for the Eastern District of Virginia, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in the Commonwealth of Virginia.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

COMPANY:

Information Analysis Incorporated.

By:
Name:
Title:

EXECUTIVE:

G. James Benoit, Jr.